                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 24, 1999

                              INTERIM SERVICES INC.
             (Exact name of registrant as specified in its charter)

              Delaware                            0-23198                            36-3536544
------------------------------------  --------------------------------------------------------------------------
    (State or other jurisdiction                (Commission                       (I.R.S. Employer
 of incorporation or organization)              File Number)                    Identification No.)

                             2050 Spectrum Boulevard
                         Fort Lauderdale, Florida 33309
     ----------------------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (954) 938-7600
               Registrant's telephone number, including area code

                                 NOT APPLICABLE

   (Former name, former address and fiscal year, if changed since last report)

ITEM 5. OTHER EVENTS.

         On March 24, 1999, Interim Services Inc., a Delaware corporation ("Interim"), Interim Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Interim ("Sub"), and Norrell Corporation, a Georgia corporation ("Norrell"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the merger (the "Merger") of Norrell with and into Sub. Pursuant to the terms of the Merger Agreement, the shareholders of Norrell will receive 0.9 share of Interim's common stock, par value $.01 per share ("Interim Common Stock"), in exchange for each share of Norrell's common stock, no par value ("Norrell Common Stock"). The shareholders of Norrell may elect to receive cash (referred to herein as a "Cash Election") with respect to their shares of Norrell Common Stock (the shares relating to such Cash Election are referred to herein as "Cash Election Shares") in lieu of Interim Common Stock in the Merger in an amount per share equal to the greater of (i) 0.9 times the average closing price of Interim Common Stock on the New York Stock Exchange for the 20 consecutive full trading days ending on the close of trading on the second trading day immediately preceding the effective date of the Merger (the "Effective Date") or (ii) $16.00; provided, that if (a) the number of Cash Election Shares would result in the sum of (i) the aggregate amount of the cash payments to be made with respect to all Cash Elections plus
(ii) all payments made since March 24, 1996 by Norrell or its affiliates in connection with extraordinary dividends or the purchase or redemption of Norrell Common Stock (the sum of the amounts determined pursuant to clauses (a) (i) and (ii) above is referred to herein as the "Deemed Cash Purchase Price") to exceed 49% (the "Percentage Maximum") of the sum of (x) the aggregate amount of the Deemed Cash Purchase Price plus (y) the aggregate fair market value of the shares of Interim Common Stock to be received in the Merger (with shares of Interim Common Stock being valued for this purpose based upon the closing price of Interim Common Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Date) or (b) the aggregate amount of the cash payments to be made with respect to all Cash Elections would exceed $175 million (the "Maximum Cash Payment"); then the aggregate number of Cash Election Shares shall be reduced on pro rata basis among all shareholders of Norrell making Cash Elections to the highest number of Cash Election Shares that causes neither the Percentage Maximum nor the Maximum Cash Payment to be exceeded. Further, in the event that Cash Elections are made with respect to less than 10% of the issued and outstanding shares of Norrell Common Stock, the principal shareholder of Norrell has agreed to make Cash Elections with respect to such number of his shares of Norrell Common Stock which would result in at least 10% of the aggregate consideration to be paid to shareholders of Norrell in the Merger to be made in cash. The terms of the Agreement and the amount of consideration paid for the Merger were determined through arms-length negotiations among the parties.

         The closing of the Merger is subject to certain conditions including approval of the Merger by the shareholders of Interim and Norrell and certain regulatory approvals, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Copies of (i) the press release issued by Interim and Norrell on March 25, 1999 announcing the Merger (ii) the Merger Agreement and (iii) the Irrevocable Proxy and Merger Consideration Election Agreement dated March 24, 1999 are attached hereto as Exhibits 99.1, 2.1 and 99.2, respectively, and are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
        INFORMATION AND EXHIBITS.

         (a)&(b) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED AND PRO FORMA FINANCIAL INFORMATION.

                  Pursuant to the provisions of Item 7(a)(4) of Form 8-K, the Registrant intends to file by amendment such required financial statements and pro forma financial information as soon as practical, but not later than 60 days after the date that this Form 8-K is required to be filed.

          (c)              EXHIBITS.

                  2.1 Merger Agreement dated as of March 24, 1999, by and among Interim Services Inc., Interim Merger Corporation and Norrell Corporation.
                 99.1     Press Release dated March 25, 1999.
                 99.2 Irrevocable Proxy and Merger Consideration Election Agreement dated March 24, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  INTERIM SERVICES INC.

Date: March 30, 1999              By: /s/ Raymond Marcy
                                      ------------------------------------------
                                      Raymond Marcy
                                      Chairman, President and Chief
                                        Executive Officer

                                  EXHIBIT INDEX




Exhibit             Description
---------------     ------------------------------------------------------------
2.1                 Agreement and Plan of Merger dated as of March 24, 1999, by and among Interim Services Inc., Interim Merger Corporation and Norrell Corporation.

99.1                Press Release dated March 25, 1999.

99.2 Irrevocable Proxy and Merger Consideration Election Agreement dated March 24, 1999